                                                                    EXHIBIT 10.2


                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     This Amended and Restated Employment Agreement (this "Agreement") is effective as of June 17, 1999 by NETVALUE HOLDINGS, INC., a Delaware corporation (the "Employer"), and DOUGLAS SPINK, an individual resident in the State of Oregon (the "Executive").

                                   RECITALS

     Strategicus Partners, Inc. and Employer, are entering into a merger transaction (the "Merger"), under which Employer will be the surviving corporation. In contemplation of the completion of such merger transaction, Employer desires to employ the Executive, and the Executive desires to accept such employment, upon the terms and conditions set forth in this Agreement. This Agreement replaces and supersedes the Employment Agreements executed by the parties on or about June 17, 1999.

                                   AGREEMENT

     The parties, intending to be legally bound, agree as follows:

     1.   DEFINITIONS

     For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

     "Agreement" means this Employment Agreement, as amended from time to time.

     "Benefits" is defined in Section 3.1(b).

     "Board of Directors" means the board of directors of Employer.

     "Change of Control"shall mean the occurrence of any one of the following events: (a) any "person" as such term is used in Section 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")(other than a subsidiary or other affiliate of Employer), becomes a "beneficial owner," as such term is used in Rule 13d-3 promulgated under the Exchange Act, of 50% or more of any class of Employer's issued and outstanding common or preferred stock, which interest in such stock comprises 50% or more of all issued and outstanding voting shares; (b) the majority of Employer's board of directors consists of individuals other than Incumbent Directors, which term means the members of Employer's Board of Directors on the Effective Date of this Agreement, including Executive; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by the Executive and/or one half of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; or (c) the occurrence of any event which would be required to be reported by Employer pursuant to Items 1 or 2 of Form 8-K under the Exchange Act, which shall be determined without regard to whether Employer is actually required file a Form 8-K in relation to such transaction or event.

     "Disability" is defined in Section 6.2.

     "Effective Date" means the date of the closing of the merger transaction between Employer and Strategicus Partners, Inc., in which Employer shall be the surviving corporation.

     "Employment Period" means the term of the Executive's employment under this Agreement as defined in Section 2.2.

     "for cause" is defined in Section 6.3.

     "person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

     "Promissory Note" is defined as the Promissory Note executed and delivered by Executive to Strategicus Partners, Inc. on or about May 28, 1999 in the original principal amount of $310,000.

     "Salary" is defined in Section 3.1(a).

     2.   EMPLOYMENT TERMS AND DUTIES

          2.1  EMPLOYMENT

     Effective on the Effective Date, Employer hereby employs the Executive, and the Executive hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

          2.2  TERM

     Subject to the provisions of Section 6, the Employment Period for the Executive's employment under this Agreement will be three years, beginning on the Effective Date, and shall be automatically renewed for consecutive one-year renewal terms thereafter, unless, not less than sixty (60) days prior to the end of the original term or any renewal term, either party gives the other party written notice of termination of employment which termination shall be effective as of the end of such original term or renewal term.

          2.3  DUTIES

     The Executive will have such duties as are assigned or delegated to the Executive by the Board of Directors, and will initially serve as the Chief Technology Officer of Employer and as a member of

Employer's Board of Directors. The Executive agrees to perform in good faith and to the best of his ability all services which may be required of him hereunder and will devote his best efforts and such business time, skill, attention and energies as are reasonably necessary to perform his duties and responsibilities under this Agreement and to promote the success of the Employer's business. The Executive shall be employed on a full-time basis by Employer. Executive may continue to engage in the following activities: (a) attending board of directors' or like meetings of other companies in which Executive or an affiliate has invested or in which Executive has been elected to serve, and (b) managing his personal investments, provided that such activities set forth in
(a) and (b) (individually or collectively) do not materially and adversely interfere or conflict with the performance of Executive's duties or responsibilities under this Agreement.

     3.   COMPENSATION

          3.1  BASIC COMPENSATION

               (a) Salary. The Executive will be paid an annual salary of $150,000, subject to adjustment as provided below (the "Salary"), which will be payable in equal periodic installments according to the Employer's customary payroll practices, but no less frequently than monthly. The Executive's Salary will be reviewed by Employer's Board of Directors not less frequently than annually, and may be adjusted upward or downward by Employer, but in no event will the Salary be less than $150,000 per year.

               (b) Benefits. The Executive will, during the Employment Period, be permitted to participate in such pension, profit sharing, bonus (subject to the provisions of Section 3.2), life insurance, hospitalization, major medical, and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans (collectively, the "Benefits").

          3.2  BONUS COMPENSATION

          Executive shall be eligible to receive annual bonus compensation at the discretion of Employer's Board of Directors and in accordance with Employer's executive bonus or incentive compensation plan that may be in effect from time to time.

     4.   EXPENSE REIMBURSEMENT

     The Employer will pay the Executive's dues in such trade and professional organizations as Employer deems appropriate, and will pay on behalf of the Executive (or reimburse the Executive for) reasonable expenses incurred by the Executive at the request of, or on behalf of, the Employer in the performance of the Executive's duties pursuant to this Agreement, and in accordance with the Employer's employment policies, including without limitation reasonable expenses incurred by the Executive in attending conventions, seminars, other business meetings and for promotional expenses, provided that any such activities must be related to Employer's business and all individual expenses (or those aggregated for a single convention, seminar or other business trip) greater than $5,000 must be approved by Employer's board of directors. The Executive must file expense reports with respect to such expenses in accordance with the Employer's policies.

     5.   VACATIONS AND HOLIDAYS

     The Executive will be entitled to three (3) weeks' paid vacation each calendar year in accordance with the vacation policies of the Employer in effect for its executive officers from time to time. The Executive will also be entitled to the paid holidays and other paid leave set forth in the Employer's policies. Vacation days during any calendar year that are not used by the Executive during such calendar year may be used in any subsequent calendar year; provided, however, that no more than six weeks' paid vacation may be accrued or carried forward.

     6.   TERMINATION

          6.1  EVENTS OF TERMINATION

     The Executive's employment pursuant to this Agreement may be terminated by Employer only on the following grounds:

               (a) upon the death of the Executive;

               (b) upon the disability of the Executive (as defined in Section 6.2) immediately upon notice from either party to the other; and

               (c) for cause (as defined in Section 6.3), immediately upon notice from the Employer to the Executive, or at such later time as such notice may specify.

     The Executive may terminate his employment only on the following grounds:

               (d) without any cause whatsoever, provided that Executive gives Employer at least 60 days' prior written notice of his termination of employment;

               (e) for any material breach of this Agreement by Employer, which is not cured within ten (10) days after written notice to Employer;

               (f) the occurrence of a Change in Control, provided that Executive gives Employer at least 60 days' prior written notice of his termination of employment.

          6.2  DEFINITION OF DISABILITY

     For purposes of Section 6.1, the Executive will be deemed to have a "Disability" if, for physical or mental reasons, the Executive is unable to perform the essential functions of the Executive's duties with reasonable accommodation under this Agreement for 120 consecutive days, or 120 days during any twelve-month period, as determined in accordance with this Section 6.2. The Disability of the Executive will be determined by a medical doctor selected by written agreement of the Employer and the Executive upon the request of either party by notice to the other. If the Employer and the Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether the Executive has a Disability. The determination of the medical doctor selected under this Section 6.2 will be binding on both parties. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 6.2, and the Executive hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. If the Executive is not legally competent, the Executive's legal guardian or duly authorized attorney-in-fact will act in the Executive's stead, under this Section 6.2, for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure, required under this Section 6.2.

          6.3  DEFINITION OF "FOR CAUSE"

     For purposes of Section 6.1, the phrase "for cause" means: (a) the Executive's material breach of this Agreement, which is not cured within ten
(10) days after written notice to Executive; (b) theft, fraud, or misappropriation (or attempted misappropriation) of any of the Employer's funds or property; or (c) a conviction or entry of a guilty plea or plea of no contest with respect to a felony or other crime involving moral turpitude for which imprisonment is a possible punishment.

          6.4  TERMINATION PAY

     Effective upon the termination of this Agreement, the Employer will be obligated to pay the Executive (or, in the event of his death, his designated beneficiary as defined below) the compensation provided in this Section 6.4:

               (a) Termination by the Employer for Cause or Termination by Executive Without Cause. If the Employer terminates this Agreement for cause or Executive terminates his employment without cause, the Executive will be entitled to receive his Salary only through the date such termination is effective, but will not be entitled to any bonus compensation for the calendar year during which such termination occurs.

               (b) Termination upon Disability. If this Agreement is terminated by either party as a result of the Executive's Disability, as determined under
Section 6.2, the Employer will pay the Executive his Salary through the remainder of the calendar month during which such termination is effective and for the lesser of (i) three consecutive months thereafter, or (ii) the period until disability insurance benefits commence under the disability insurance coverage furnished by the Employer to the Executive. Executive shall also be entitled to receive that part of the Executive's bonus compensation, if any, for the calendar year during which his Disability occurs, prorated through the end of the calendar month during which his termination is effective.

               (c) Termination upon Death. If this Agreement is terminated because of the Executive's death, the Executive will be entitled to receive his Salary through the end of the calendar month in which his death occurs, and that part of the Executive's bonus compensation, if any, for the calendar year during which his death occurs, prorated through the end of the calendar month during which his death occurs.

               (d) Termination by Executive Due to Material Breach by Employer. If this Agreement is terminated by Executive due to a material breach of this Agreement by Employer, then (i) Employer shall continue to pay to Executive his monthly Salary and bonus, based upon the average annual bonus paid previously to Executive prior to termination of this Agreement, for the lesser of one year from the date of termination or the remaining original three-year Employment Period; and (ii) all stock, options or other equity rights in Employer which Executive received in connection with the Merger shall become immediately vested and Employer shall promptly deliver to Executive stock certificates therefor, if applicable.

               (e) Termination by Executive Due to a Change of Control. If this Agreement is terminated by Executive due to a Change of Control, then (i) Employer shall continue to pay to Executive his monthly Salary and bonus, based upon the average annual bonus paid previously to Executive prior to termination of this Agreement, for the lesser of one year from the date of termination or the remaining original three-year Employment Period; and (ii) all stock, options or other equity rights in Employer which Executive received in connection with the Merger shall become immediately vested and Employer shall promptly deliver to Executive stock certificates therefor, if applicable.

               (f) Benefits. The Executive's accrual of, or participation in plans providing for, the Benefits will cease at the effective date of the termination of this Agreement, and the Executive will be entitled to accrued Benefits pursuant to such plans only as provided in such plans.

     7.   NON-DISCLOSURE COVENANT

     Employer and the Executive acknowledge that the services to be performed by the Executive under this Agreement are unique and valuable and that, as a result of the Executive's employment, the Executive will be in a relationship of confidence and trust with Employer and will come into possession of "Confidential Information" (i) owned or controlled by Employer and its subsidiaries and affiliates; (ii) in the possession of Employer and its subsidiaries and affiliates and belonging to third parties; or (iii) conceived, originated, discovered or developed, in whole or in part, by the Executive. As used herein "Confidential Information" means trade secrets and other confidential or proprietary business, technical, personnel or financial information of Employer, whether or not the Executive's work product, in written, graphic, oral or other tangible or intangible forms, including but not limited to specifications, samples, records, data, computer programs, drawings, diagrams, models, consumer names, ID's or e-mail addresses, business or marketing plans, studies, analyses, projections and reports, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and software systems and processes that are not readily available to the public, even it is not specifically marked as a trade secret or confidential, unless Employer advises the Executive otherwise in writing or unless the information has been shared by Employer with entities not bound by non-disclosure agreements. In consideration of the compensation and benefits to be paid or provided to the Executive by the Employer under this Agreement, the Executive agrees not to directly or indirectly use or disclose to anyone, either during the Employment Period or after the termination of this Agreement, except in the performance of his duties of his employment with Employer or with Employer's prior written consent, any Confidential Information of Employer. This non-disclosure covenant does not apply to information that is disclosed or becomes public through another source; which Executive is required to disclose pursuant to court order, subpoena or applicable law (provided that Executive will use reasonable efforts to provide Employer with prompt notice of any such requests or requirement so that Employer may seek an appropriate protective order); or which is disclosed in any proceeding to enforce or interpret this Agreement. The Executive agrees that in the event of the termination of the Executive's employment for any reason, the Executive will deliver to Employer, upon request, all property belonging to Employer, including all documents and materials of any nature pertaining to the Executive's work with Employer and will not take with him any documents or materials of any description, or any reproduction thereof of any description, containing or pertaining to any Confidential Information.

     8.   NON-COMPETITION

     During the term of this Agreement and for a one-year period after termination of this Agreement by Employer for cause or by Executive without any cause whatsoever, as set forth in Sections 6.1(c) and (d), the Executive agrees that he shall not (a) work for or be interested in any business which serves as a holding company primarily for the purpose of acquiring entities whose products and services are delivered to consumers over the Internet ("Internet Entities"),
(b) engage or be interested in or receive any compensation from any business in which the services to be rendered by the Executive to such business directly relates to services or products which are directly competitive with "primary" services or products offered by the Employer or a subsidiary or affiliate of Employer at the Executive's termination date; or (c) induce or attempt to induce any employee, agent or customer of Employer or any of its subsidiaries or affiliates to terminate or reduce the scope of his, her or its relationship with Employer. A product or service shall be deemed "primary" only if such service or product constitutes a primary component of the core business of Employer or its majority-owned subsidiaries and affiliates on Executive's termination date. For the purposes of this Agreement, the term "work for or be interested in" a business means that the Executive is a stockholder, director, officer, employee, partner, individual proprietor, lender or consultant with that business, but not if (i) his interest is limited solely to the passive ownership of five percent (5%) or less of any class of the equity or debt securities of a corporation whose shares are listed for trading on a national securities exchange or traded in the over-the-counter market, or (ii) he is interested in a company listed on
Schedule 8 hereto, or after termination hereof, works for such company; provided however, that so long as this non-competition agreement is in effect, Executive shall not work for a company listed on Schedule 8 if such company serves as a holding company primarily for the purpose of acquiring Internet Entities. In the event that any part of this Section 8 is adjudged invalid or unenforceable by any court of record, board of arbitration or judicial or quasi judicial entity having jurisdiction thereof by reason of length of time, geographical coverage, activities covered, or for any other reason, then the invalid or unenforceable provisions of this covenant shall be deemed reformed and amended to the maximum extent permissible under applicable law and shall be enforced and enforceable as so amended in accordance with the intention of the parties as expressed herein.

     9.   FORGIVENESS OF LOANS MADE TO EXECUTIVE

     Strategicus Partners, Inc. has loaned to Executive the sum of $310,000, pursuant to the terms set forth in the Promissory Note. During the Employment Period and so long as Executive has not been terminated for cause, death or Disability hereunder, Employer agrees that it shall take no action to demand or collect the amounts due under the Promissory Note and that the principal balance and accrued interest due under such Promissory Note shall be forgiven and Executive shall be released from any further liability under the Promissory Note in accordance with the schedule attached hereto as Schedule 9, which is incorporated by this reference and made a part hereof. Notwithstanding anything to the contrary contained in this Agreement or in Schedule 9, in the event Employer terminates Executive in breach of this Agreement or in the event of a Change of Control, then the entire outstanding balance of principal and accrued interest shall be immediately forgiven, the Executive shall be released from any further liability under the Promissory Note and all security agreements granted to secure the Promissory Note shall also be released and terminated to the extent of the entire outstanding balance due under the Promissory Note.

     10.  GENERAL PROVISIONS

          10.1  INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

     The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of any provision of Sections 7 and 8 of this Agreement would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provisions of Sections 7 and 8 of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief.

          10.2  WAIVER

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this

Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

          10.3  NOTICES

     All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or
(c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Employer:     netValue Holdings, Inc.
                    Two Penn Center, Suite 605
                    Philadelphia, PA  19102
                    Facsimile No.:  (215) 564-3133

With a copy to:     Klehr, Harrison, Harvey, Branzburg & Ellers
                    1401 Walnut Street
                    Philadelphia, PA  19102
                    Attention:   Michael C. Forman
                    Facsimile No.:  (215) 568-6603

If to Executive:    Douglas Spink
                    15455 NW Greenbrier Parkway, #210
                    Beaverton, OR  97006
                    Facsimile No.: (800) 893-8895

          10.4  ENTIRE AGREEMENT; AMENDMENTS

     This Agreement and the documents reference herein, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

          10.5  GOVERNING LAW
     This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

          10.6  JURISDICTION

     Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

          10.7  ASSIGNABILITY, BINDING NATURE

     This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law.

          10.8  SURVIVAL

     The respective rights and obligations of the parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

          10.9  PRIOR AGREEMENTS

     The Executive represents and warrants to Employer that his execution and performance of this Agreement shall not constitute a breach of any contract, agreement or understanding, whether oral or written, to which he is a party or by which he is bound.

          10.10 ACKNOWLEDGMENT

     The Executive hereby acknowledges and certifies that he has read the terms of this Agreement, that he has been informed by Employer that he should discuss it with an attorney of his choice, and that he understands its terms and effects. The Executive further acknowledges that based on his training and experience, he has the capacity to earn a livelihood by performing services as an employee or otherwise in a business that does not violate the provisions of
Section 8.

          10.11 SECTION HEADINGS, CONSTRUCTION

     The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

          10.12 SEVERABILITY

     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

          10.13 COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement (and all other agreements, documents, instruments and certificates executed and/or delivered in connection herewith) may be executed by facsimile signatures, each of which shall be deemed an original copy of this Agreement (or other such agreement, document, instrument and certificate).

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

                                               EMPLOYER:

                                               NETVALUE HOLDINGS, INC.

                                               /s/ Andrew P. Panzo
                                               ---------------------------------
                                               By:  Andrew P. Panzo
                                               Its: President
                                               Dated: __________________________


                                               EMPLOYEE:

                                               /s/ Douglas Spink
                                               ---------------------------------
                                               Douglas Spink, individually
                                               Dated: __________________________

                                  SCHEDULE 8
                             EMPLOYMENT AGREEMENT

Merus Partners, Inc.
Timberline Retrievers, L.L.C.
Timberline Forms, L.L.C.
Webmodal, Inc.
Connectagon
Chouca, Inc.
Journalia
Topscotch
Cosmetica.com
American Families Online, Inc.
Stallions.net
Zombie Studios
Fez, Inc.
Cryptica.com
Thoughts.com
ACFN.com

                                  SCHEDULE 9
                             EMPLOYMENT AGREEMENT

The principal and interest due under the Promissory Note executed and delivered by Executive shall be forgiven and Executive shall be released from any further liability as follows:

     1. Fifty percent (50%) of the principal and interest due under the Promissory Note will be forgiven on January 1, 2000; and

     2. The remaining balance of principal and interest due under the Promissory Note will be forgiven on May 28, 2000.